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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 15, 1998


                       NORWOOD PROMOTIONAL PRODUCTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                     TEXAS
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)


            0-21800                                    74-2553074
   (COMMISSION FILE NUMBER)                 (IRS EMPLOYER IDENTIFICATION NO.)


                         106 E. SIXTH STREET, SUITE 300
                              AUSTIN, TEXAS 78701
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE, INCLUDING ZIP CODE)


                                 (512) 476-7100
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)
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ITEM 5.  OTHER EVENTS.


       On March 15, 1998, Norwood Promotional Products, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with FPK, LLC, a limited liability company formed by Frank P. Krasovec. Mr. Krasovec is the Chairman, President and Chief Executive Officer of the Company. Under the Merger Agreement, FPK, LLC will form a wholly-owned subsidiary ("Newco") which will be merged with and into the Company, with the Company being the surviving corporation (the "Merger"). At the effective time of the Merger, each share of issued and outstanding common stock of the Company (other than shares held by certain executive officers and employees of the Company and certain other holders of Company common stock) will be exchanged for $20.70 per share in cash.

       The Merger is subject to, among other things, the approval of the holders of at least two-thirds of the outstanding common stock of the Company, the consummation of debt and equity financing to finance the transaction, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the compliance with Article
2.38 of the Texas Business Corporation Act. Financing for the transaction, which is being arranged by FPK, LLC, includes (i) a $50 million senior secured credit facility to be provided to the Company pursuant to a commitment letter from Merrill Lynch Capital Corporation ("Merrill Lynch") and NationsBank, N.A. ("NationsBank") (of which $30 million will be provided by Merrill Lynch and $20 million by NationsBank), consisting of (A) a $25 million senior secured term loan, which will be fully drawn at the Closing of the transaction ("Closing") and (B) a $25 million senior secured revolving credit facility, of which no more than $10 million will be drawn at closing, (ii) up to $100 million from the issuance by the Company of unsecured senior subordinated notes due 2008, which notes will be sold or placed pursuant to a highly confident letter by Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates and will be issued simultaneous with the Closing and (iii) $20 million from the issuance by the Company of pay-in-kind preferred stock which will be provided pursuant to a commitment letter from Ares Leveraged Investment Fund, L.P., an affiliate of Ares Management, L.P. Conditions to the consummation of the financing include, among other things, the execution and delivery of definitive documents, the satisfactory completion of due diligence by the financing sources and the absence of any material adverse change with respect to the Company. The Company anticipates that the Merger will close not later than June 30, 1998.

       A special committee of independent directors of the Company (the "Special Committee") was created to receive, review, evaluate, negotiate and make a recommendation regarding the fairness of the proposed Merger. The Special Committee retained the investment banking firm J. C. Bradford & Company, L.L.C. ("Bradford") as its financial advisor to assist and advise the Special Committee in its review and consideration of the Merger proposal. Bradford has advised the Special Committee and the Board of Directors of the Company that the terms of the Merger are fair to the shareholders of the Company from a financial point of view, and the Special Committee and the Board of Directors anticipate receiving a written confirmation of that opinion from Bradford prior to the time a definitive proxy statement is mailed to the shareholders of the Company. Based on the recommendation of the Special





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Committee, the Board of Directors of the Company authorized the Merger Agreement and will recommend that the shareholders of the Company approve the Merger Agreement.

       Under the Merger Agreement, the Company may not initiate, solicit, participate in or encourage, directly or indirectly, any other Acquisition Proposal (as defined in the Merger Agreement) or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Reference is made to Sections 6.1, 8.1(f) and 8.2(b) of the Merger Agreement for provisions relating to consideration of unsolicited written proposals and offers by the Company and the Board.

       The description of the terms and provisions of the Merger Agreement in this report is qualified in its entirety by reference to the Merger Agreement that is filed as an exhibit hereto and is incorporated herein by reference.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.


       (c)    Exhibits.

       2.1 - Agreement and Plan of Merger by and between FPK, LLC and Norwood Promotional Products, Inc. dated as of March 15, 1998.





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                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                   Norwood Promotional Products, Inc.



Date: March 20, 1998               By:  /s/ JAMES P. GUNNING, JR.
                                      ------------------------------------------
                                           James P. Gunning, Jr.,
                                           Chief Financial Officer





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                                 EXHIBIT INDEX


Exhibit No.               Description of Exhibit
----------                ----------------------
   2.1          Agreement and Plan of Merger by and between FPK, LLC and Norwood
                Promotional Products, Inc. dated as of March 15, 1998.